Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contact:
Dan Spiegelman SVP & Chief Financial Officer (650) 384-8509 Christopher Chai Treasurer & Executive Director, Investor Relations (650) 384-8560	John Bluth Director, Corporate Communications (650) 384-8850

CV THERAPEUTICS REPORTS FOURTH QUARTER

AND YEAR END FINANCIAL RESULTS FOR 2003

PALO ALTO, Calif., February 10, 2004 – CV Therapeutics, Inc. (Nasdaq: CVTX) today announced financial results for the fourth quarter and the year ended December 31, 2003. For the quarter ended December 31, 2003, the Company reported a net loss of $35.1 million, or $1.21 per share, compared to a net loss of $29.4 million, or $1.09 per share, for the same quarter in 2002. For the year ended December 31, 2003, the Company reported a net loss of $111.0 million, or $3.91 per share, compared to a net loss of $107.8 million, or $4.13 per share, for the year ended December 31, 2002.

For the quarter ended December 31, 2003, total operating expenses increased to approximately $39.4 million, from $32.3 million for the same quarter in 2002. Total operating expenses increased to $121.3 million for the year ended December 31, 2003, from $118.2 million for the year ended December 31, 2002. The increase in operating expenses for the quarter ended December 31, 2003, compared to the same quarter in 2002, was primarily due to increased pre-commercialization efforts for the Ranexa™ program. The increase in operating expenses for the year ended December 31, 2003, compared to the year ended December 31, 2002, was primarily due to increased pre-commercialization efforts for the Ranexa program, partially offset by decreased research and development expenses compared to the prior year, when we incurred greater expenses related to manufacturing and NDA filing for the Ranexa program.

The Company recognized collaborative research revenue of $5.6 million for the quarter ended December 31, 2003, compared to $1.8 million for the same quarter in 2002. For the year ended December 31, 2003, the Company recognized revenues of $11.3 million, compared to $5.3 million for the year ended December 31, 2002. The revenue recognized for all periods relates to the reimbursement of certain development costs from collaborative partners. For the quarter and year ended December 31, 2003, collaborative research revenue also includes a $3.0 million milestone payment for the initiation of a Phase III clinical trial for regadenoson (CVT-3146).

At December 31, 2003, the Company had cash, cash equivalents and marketable securities of approximately $430.1 million, compared to $410.9 million at December 31, 2002. The increase was primarily due to the issuance of 2.0% senior subordinated convertible debentures in June 2003, which resulted in gross proceeds of $100.0 million.

Company management will webcast a conference call to review the quarterly and year end financial results on Tuesday, February 10, 2004 at 5:30 p.m. EST, 2:30 p.m. PST, on the Company’s website. To access the live webcast, please log on to the company’s website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (888) 370-6121, and international callers may participate in the conference call by dialing (706) 679-7163. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Tuesday, February 17, 2004. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 5336322.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical development. If approved by the FDA, Ranexa would represent the first new class of anti-anginal therapy in more than 25 years. Regadenoson (CVT-3146), a selective A2A-adenosine receptor agonist, is being developed for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Tecadenoson, an A1-adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. Adentri™, an A1-adenosine receptor antagonist for the potential treatment of acute and chronic congestive heart failure, is licensed to Biogen, Inc. (now Biogen Idec). For more information, please visit CV Therapeutics’ website at www.cvt.com.

CV Therapeutics is a development-stage company. None of the company’s products have been approved for marketing by the FDA or any foreign regulatory authorities. Any products of the company discussed here are currently under investigation in clinical trials subject to United States Investigational New Drug applications, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our financial performance and the development and commercialization of our products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of our products; and other risks detailed from time to time in CVT’s SEC reports, including its most recent Annual Report on Form 10-K, and its most recent Quarterly Report on Form 10-Q. CVT disclaims any intent or obligation to update these forward-looking statements.

— Tables to follow —

CV THERAPEUTICS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)
	Three months ended December 31,		Year ended December 31,
	2002 (A)	2003	2002 (A)	2003
Revenues:
Collaborative research	$1,774	$5,567	$5,287	$11,305
Operating expenses:
Research and development	23,773	27,242	90,973	80,792
Sales and marketing	4,105	7,949	11,271	23,476
General and administrative	4,387	4,257	15,955	17,015

Total operating expenses	32,265	39,448	118,199	121,283

Loss from operations	(30,491)	(33,881)	(112,912)	(109,978)
Interest and other income (expense), net	1,130	(1,176)	5,139	(973)

Net loss	$(29,361)	$(35,057)	$(107,773)	$(110,951)

Basic and diluted net loss per share	$(1.09)	$(1.21)	$(4.13)	$(3.91)

Shares used in computing basic and diluted net loss per share	26,881	29,068	26,093	28,360

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)
	December 31, 2002 (B)	December 31, 2003
Assets:
Cash, cash equivalents and marketable securities	$410,913	$430,107
Other current assets	8,952	13,009

Total current assets	419,865	443,116
Property and equipment, net	15,934	16,358
Other assets	5,203	11,301

Total assets	$441,002	$470,775

Liabilities and stockholders’ equity:
Current liabilities	$20,907	$21,016
Convertible subordinated notes	196,250	296,250
Other long-term obligations	4,880	5,182
Stockholders’ equity	218,965	148,327

Total liabilities and stockholders’ equity	$441,002	$470,775

(A) Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

(B) Derived from the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002.